Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com
TIVO REPORTS RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2014

•	Service & Technology revenues were $86.0 million in the first quarter, an increase of 39% year over-year

•	Adjusted EBITDA was $26.9 million, exceeding guidance

•	Net Income exceeded guidance at $8.1 million, representing an $18 million year-over-year improvement

•	Total TiVo subscriptions surpassed 4.5 million; reaching highest level in Company's history

•	Record cable subscription additions contributed to the net 341,000 MSO subscriptions added in the first quarter

•	First to power delivery of instant access to Netflix through TiVo-enabled operator set-top boxes in both Europe and North America

•	TiVo-Owned quarterly gross additions increase 33% year-over-year; Subscription acquisition costs decreased significantly in the first quarter

•	Digitalsmiths announced deployments with Charter, Sharp, and Moviefone and launched with DISH Network

•	Repurchased $110 million of stock in the quarter

SAN JOSE, CA - May 22, 2014 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the first quarter ended April 30, 2014.
Tom Rogers, President and CEO of TiVo, said, “This was another solid quarter of execution for TiVo as total TiVo subscriptions reached a record 4.5 million, driven by 341,000 MSO additions. Service and technology revenue grew 39% year-over-year and Adjusted EBITDA increased by over $25 million.”
For the first quarter, service and technology revenues were $86.0 million. This compared to guidance of $85 million to $87 million and $61.8 million for the same quarter last year. TiVo reported Adjusted EBITDA of $26.9 million, compared to Adjusted EBITDA guidance of $22 million to $25 million, and compared to Adjusted EBITDA of $801,000 in the same quarter last year. Net income was $8.1 million, compared to guidance of $5 million to $8 million and a net loss of $(10.3) million in the same quarter last year. TiVo repurchased $110 million of stock during the quarter, bringing total stock repurchases to approximately $225 million over the last 15 months.
Rogers continued, “Our record subscriptions are the product of our leading advanced television technology and our growing relationships with operator partners and have contributed to our strong financial results this quarter. In 2011, TiVo launched our solution with three operators. Today, TiVo has launched or will shortly be launching a solution with 15 operators across the globe, not including Digitalsmiths’ operator customers, which has significantly increased our MSO subscriber base. Importantly, the operators that have embraced TiVo have seen stronger competitive positions and improved operating metrics, including increased on-demand usage, lower churn, and higher revenue per subscriber.
“More specifically, in Spain, our partner ONO recently announced that the TiVo product has reached more than 382,000 active users, a growth of 59,000 subscribers in just the last quarter.
“In Sweden, Com Hem reported 74,000 TiVo subscribers, an increase of 36,000 subscribers over last quarter. Anders Nilsson, Chief Executive Officer of Com Hem, said during a recent earnings call that the TiVo rollout has become the fastest penetration yet among TiVo’s international partners with 12% of their digital TV customers already subscribing. Nilsson added, ‘With the introduction of TiVo, and the rights we have cleared, we have the only next generation TV service in the country.’
“Tom Mockridge, CEO of Virgin Media, which recently reported 2.1 million TiVo subscribers that now reach almost 60% of U.K. cable households, said in a recent news article that ‘TiVo offers an unmatched user experience with intelligent search and recommendations helping viewers discover great entertainment, resulting in our customers watching more TV than before.’
“Our domestic partners as well have attributed the introduction of TiVo services to attracting and retaining customers, including Atlantic Broadband. An executive for that company recently said on an earnings call, ‘We are already witnessing increased primary service unit sell-ins as well as increased ARPUs... we are now winning new [Primary Service Units] because we're offering TiVo in 90% of the territory.’ And during a recent GCI earnings call, Peter Pounds, CFO, said, ‘On the video front, the increased demand for TiVo has increased ARPU and reduced churn.’
“Turning to Digitalsmiths, we closed the $135 million transaction on February 14th, and the integration process is going well. Through Digitalsmiths, TiVo has advanced its ability to reach Tier 1 operators and others through its cloud-based capabilities. Digitalsmiths recently announced that Charter has begun deploying a solution to its nearly 5 million subscribers, starting with iOS and Android platforms, with additional devices and platforms planned, DISH Network also continues to rapidly expand its deployment of the Digitalsmiths' service. Digitalsmiths is successfully expanding our customer base beyond multichannel video operators as demonstrated by the announcements with Sharp Electronics and Moviefone. Sharp recently selected Digitalsmiths to create a video discovery experience for its 2014 line-up of AQUOS LED televisions and Moviefone recently launched a new website with recommendations powered by Digitalsmiths. In fact, the expanded use of Digitalsmiths by customers like DISH Network, Charter, and others led to a 270% increase in Digitalsmiths' transactions volume in April 2014 compared to December 2013.
“Between TiVo and Digitalsmiths, we are now doing business with 18 of the top 25 pay-TV operators in the U.S. along with several abroad. Many of these relationships are in the early stages of deployment and are expected to drive significant growth in subscriptions over the next several years. Given the strong results that TiVo has helped drive for its operator partners, we believe we are well positioned to significantly expand our reach by signing additional deals across the globe.
“On the TiVo-Owned front, TiVo Roamio continues to be well received by consumers. In the first quarter of this year we saw a 33% year-over-year increase in TiVo-Owned gross additions, our best first quarter result in four years, despite a significant decrease in per unit subscription acquisition costs compared to the prior year.
“In a review of Amazon Fire TV, the Wall Street Journal’s Geoffrey Fowler said, ‘For the real TV lover, digital video recorder TiVo Roamio offers even more impressive search across recordable live TV, Internet streaming services and even cable content offered on-demand. For me, TiVo is as close as it gets to one box that rules them all, though the company charges a monthly fee.’
“Stewart Wolpin, a tech reviewer for the Huffington Post, said, ‘I have an Apple TV and a Roku and just got an Amazon Fire TV ... But to me, having a cable TV box and a separate media streamer seems stupid when you can have better versions of both in one box, TiVo's Roamio DVR/media streamer. I can record up to four shows at once (as opposed to two, the limit of most cable boxes), record up to 450 hours of HD stuff (depending on what version of Roamio you buy), you get access to popular streaming services such as Netflix and Hulu, and when you search, TiVo searches everything it has access to -- cable TV and streaming services.’
“In addition, the rollout of Xfinity On Demand from Comcast for TiVo Premiere and TiVo Roamio retail DVR customers continues to go well with better sales results in the markets where it is live. Deployment in all of Comcast’s U.S. markets is expected to be complete this summer. Soon customers across Comcast’s entire digital footprint will have access to the TiVo service combined with the massive Xfinity On Demand collection, and an ever-growing amount of web entertainment services like Netflix, Hulu Plus, Amazon Instant Video, YouTube, and Pandora in one, seamless viewing experience.
“In terms of product enhancement and innovation, we are building on our diverse suite of advanced television products and services that focus on getting the consumer any content they want on any device. To that point, TiVo introduced Netflix to the U.S. cable industry by being the first to integrate Netflix into the TiVo cable set-top box experience with U.S. operators Atlantic Broadband, GCI, RCN, and Suddenlink, as it has done with European operators Virgin and Com Hem. This allows customers in both the U.S. and in Europe instant access to popular Netflix programming like House of Cards without changing inputs, and at the same time, gives them access to integrated search, browse, and recommendation functionality for cable and over the top programming without having to focus on where any individual program is coming from.
“At our core, TiVo is about bringing innovation and new technology to the home entertainment world for our subscribers. As a recent Wall Street Journal article noted, ‘TiVo set-top boxes are being targeted for the Netflix rollouts, in part because they are more advanced than the outdated set-top boxes in many U.S. households.’ Additionally on the innovation front, we continue to progress with our efforts around advanced cloud based services, including network DVR and thinner and more economical set-top boxes.
“In our audience research and measurement business, TiVo Research is putting deals in place with advertising technology companies where it will be selling multiple products that deliver a deeper offering across many aspects of the advanced measurement space without TiVo Research having to invest substantially more in R&D. To that point, we recently signed a deal with Datalogix, which helps leading brands reach audiences of buyers across display, video, mobile and social while measuring the offline sales lift from their digital marketing campaigns. TiVo Research and Datalogix’s combined expertise spans the major consumer segments, including Television Tune-In, CPG, and Automotive. Our combined panel of consumers (740,000) represents the largest single source cross media panel in the industry. Also, this quarter we secured a partnership with Symphony Advanced Media, a technology leader in passively captured cross-platform media measurement. Together, we will be creating the largest single-source, cross-media panel of opt-in participants in the market. The product enables deep insights into consumers' media consumption and social media engagement across screens, coupled with detailed demo- and psychographics, to advance the understanding of the interplay between media and marketing beyond what is currently available.'
Rogers concluded, “We executed well this past quarter, delivering strong financial results, growing our subscription base, and driving new innovation. Together with the exciting prospects for Digitalsmiths as well as smart capital allocation we are confident that we are setting the stage for enhanced future financial and operating performances.”
Management Provides Financial Guidance
For the second quarter of Fiscal Year 2015, TiVo anticipates service and technology revenues in the range of $86 million to $88 million.
TiVo expects Adjusted EBITDA to be in the range of $27 million to $30 million and net income to be in the range of $6 million to $9 million.
The sequential improvements in service & technology revenue, Adjusted EBITDA and net income are expected to be driven from revenue growth in Digitalsmiths and our MSO business as well from slightly lower operating expenses.
Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast
TiVo will host a conference call and Webcast to discuss the first quarter ended April 30, 2014 financial and operating results as well as guidance outlook for the second quarter at 2:00 pm PT (5:00 pm ET), today, May 22, 2014. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 44230824). The Webcast will be archived and available through June 5, 2014 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 44230824.

About TiVo Inc.

Founded in 1997, TiVo Inc. (NASDAQ: TIVO) developed the first commercially available digital video recorder (DVR).  Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies including via its Digitalsmiths products which provide access to a cloud-hosted search and recommendation engine which connects the power of the TiVo service to a variety of third-party user experiences. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2014 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including the number and timing of future deployments as well as revenue and subscription growth from MSO customers (both domestically and internationally), financial guidance for TiVo's second quarter, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future revenues, future TiVo product innovations, including the potential benefits of such innovations, including a future network DVR and thinner and more economical set-top boxes, future geographic scope and timing of the roll-out of Xfinity Video On Demand access for TiVo retail devices across Comcast's entire U.S. digital footprint, future growth in TiVo's audience research and measurement business including the benefits of new TiVo Research partnerships such as with Datalogic and Symphony Advanced Media and the associated new product offerings, and future capital allocation initiatives including the amount, timing and sufficient availability of shares in the marketplace for future share repurchases. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings, lack of market acceptance, unforeseen integration issues with Digitalsmiths, any delay or disruption in new product roll out as a result of consolidation among our customer base as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended April 30,
	2014	2013
Revenues
Service revenues	35,895	34,062
Technology revenues	50,106	27,725
Hardware revenues	21,058	20,786
Net revenues	107,059	82,573
Cost of revenues
Cost of service revenues	13,850	10,805
Cost of technology revenues	4,544	3,711
Cost of hardware revenues	19,764	18,496
Total cost of revenues	38,158	33,012
Gross margin	68,901	49,561
Research and development	26,347	26,462
Sales and marketing	10,315	8,507
Sales and marketing, subscription acquisition costs	1,505	1,859
General and administrative	15,354	21,786
Total operating expenses	53,521	58,614
Income (loss) from operations	15,380	(9,053)
Interest income	1,144	823
Interest expense and other expense, net	(1,976)	(1,974)
Income (loss) before income taxes	14,548	(10,204)
Provision for income taxes	(6,424)	(115)
Net income (loss)	$8,124	$(10,319)

Net income (loss) per common share
Basic	$0.07	$(0.09)
Diluted	$0.07	$(0.09)

Income (loss) for purposes of computing net income (loss) per share:
Basic	$8,124	$(10,319)
Diluted	$9,375	$(10,319)

Weighted average common and common equivalent shares:
Basic	113,381,677	121,380,553
Diluted	133,204,128	121,380,553

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	April 30, 2014	January 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$97,904	$253,713
Short-term investments	644,204	748,759
Accounts receivable, net of allowance for doubtful accounts of $514 and $429, respectively	32,324	35,151
Inventories	22,892	22,316
Deferred cost of technology revenues, current	7,700	9,103
Deferred tax asset, current	119,546	113,621
Prepaid expenses and other, current	14,154	10,922
Total current assets	938,724	1,193,585
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $54,186 and $52,819, respectively	10,617	10,687
Developed technology and intangible assets, net of accumulated amortization of $24,920 and $23,059, respectively	58,167	7,328
Deferred cost of technology revenues, long-term	17,060	18,108
Deferred tax asset, long-term	47,507	57,492
Goodwill	99,201	12,266
Prepaid expenses and other, long-term	3,800	2,325
Total long-term assets	236,352	108,206
Total assets	$1,175,076	$1,301,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$21,559	$22,918
Accrued liabilities	37,513	50,204
Deferred revenue, current	175,233	174,739
Total current liabilities	234,305	247,861
LONG-TERM LIABILITIES
Deferred revenue, long-term	304,028	331,534
Convertible senior notes	172,500	172,500
Other long-term liabilities	2,885	811
Total long-term liabilities	479,413	504,845
Total liabilities	713,718	752,706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 137,223,362 and 134,588,456, respectively, and outstanding shares are 114,849,747 and 120,617,939, respectively	137	134
Treasury stock, at cost: 22,373,615 shares and 13,970,517 shares, respectively	(264,647)	(154,071)
Additional paid-in capital	1,127,956	1,112,957
Accumulated deficit	(402,388)	(410,512)
Accumulated other comprehensive income	300	577
Total stockholders’ equity	461,358	549,085
Total liabilities and stockholders’ equity	$1,175,076	$1,301,791

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended April 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,124	$(10,319)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	3,228	2,708
Stock-based compensation expense	8,309	7,146
Amortization of discounts and premiums on investments	3,002	1,258
Deferred income taxes	(971)	—
Amortization of deferred debt issuance costs	240	240
Excess tax benefits from employee stock-based compensation	(3,691)	—
Allowance for doubtful accounts	110	42
Changes in assets and liabilities:
Accounts receivable	5,960	6,213
Inventories	(576)	1,779
Deferred cost of technology revenues	2,280	(4,368)
Prepaid expenses and other	(1,591)	(1,184)
Accounts payable	(3,150)	2,042
Accrued liabilities	(16,340)	(14,480)
Deferred revenue	(27,982)	(15,152)
Other long-term liabilities	(61)	(42)
Net cash used in operating activities	$(23,109)	$(24,117)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(97,373)	(120,614)
Sales or maturities of short-term investments	198,494	120,929
Acquisition of business, net of cash and cash equivalents acquired	(128,387)	—
Acquisition of property and equipment	(629)	(1,216)
Net cash used in investing activities	$(27,895)	$(901)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	2,080	1,317
Excess tax benefits from employee stock-based compensation	3,691	—
Treasury stock - repurchase of stock	(110,576)	(30,737)
Net cash used in financing activities	$(104,805)	$(29,420)
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(155,809)	$(54,438)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	253,713	157,104
Balance at end of period	$97,904	$102,666

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	April 30,		Three Months Ending
	2014	2013	July 31, 2014
	(In thousands)		(In millions)
Net Income (loss)	$8,124	$(10,319)	$6 - $9
Add back:
Depreciation & amortization	3,228	2,708	$4 - $5
Interest income & expense, other	832	1,151	$1
Provision for income tax	6,424	115	$7 - $8
EBITDA	18,608	(6,345)	$18 - $23
Stock-based compensation	8,309	7,146	$8-$9
Adjusted EBITDA	$26,917	$801	$27 - $30
Litigation expenses	1,075	10,878	$2
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$27,992	$11,679	$29 - $32
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Apr 30, 2014	Apr 30, 2013
TiVo-Owned Gross Additions:	32	24
Net Additions/(Losses):
TiVo-Owned	(9)	(22)
MSOs	341	277
Total Net Additions/(Losses)	332	255
Cumulative Subscriptions:
TiVo-Owned	957	1,007
MSOs	3,584	2,397
Total Cumulative Subscriptions	4,541	3,404
Average Subscriptions:
TiVo-Owned Average Subscriptions	961	1,018
MSO Average Subscriptions	3,420	2,261
Total Average Subscriptions:	4,381	3,279
Total MSO Households	3,172	2,222
MSO Average Households	3,036	2,104
TiVo-Owned Fully Amortized Lifetime Active Subscriptions	161	181
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	52%
Subscriptions and Households. Management reviews these metrics, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO subscription and MSO Household bases as of April 30, 2014 compared to April 30, 2013. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Grande, GCI, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo Mini for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the the TiVo service and one or more devices may be present in a single MSO Household. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our

MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2014	2013
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	961	1,018
TiVo-Owned subscription cancellations	(41)	(46)
TiVo-Owned Churn Rate per month	(1.4)%	(1.5)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2014	2013	2014	2013
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,505	$1,859	$12,167	$9,262
Hardware revenues	(21,058)	(20,786)	(102,060)	(76,116)
Less: MSOs'-related hardware revenues	15,896	16,002	74,392	52,583
Cost of hardware revenues	19,764	18,496	97,901	78,208
Less: MSOs'-related cost of hardware revenues	(11,961)	(11,079)	(57,525)	(39,355)
Total Acquisition Costs	4,146	4,492	24,875	24,582
TiVo-Owned Subscription Gross Additions	32	24	134	117
Subscription Acquisition Costs (SAC)	$130	$187	$186	$210
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, and Digitalsmiths revenues), from our total reported net Service revenues. The table below provides a more detailed breakdown of our Service revenues, and reconciles to our total Service revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended
Service Revenues	Apr 30, 2014	Apr 30, 2013
	(in thousands)
TiVo-Owned-related service revenues	$22,510	$24,280
MSOs'-related service revenues	9,950	7,279
Media services and other service revenues	3,435	2,503
Total Service Revenues	$35,895	$34,062
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended
TiVo-Owned Average Revenue per Subscription	Apr 30, 2014	Apr 30, 2013
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	$22,510	$24,280
Average TiVo-Owned revenues per month	7,503	8,093
Average TiVo-Owned subscriptions per month	961	1,018
TiVo-Owned ARPU per month	$7.81	$7.95